Exhibit 99.1

Neiman Marcus Group LTD LLC Reports Second Quarter Results

DALLAS--(BUSINESS WIRE)--March 9, 2018--Neiman Marcus Group LTD LLC today reported financial results for its second quarter of fiscal year 2018 ended January 27, 2018 that reflect indications that the Company’s base business is stabilizing and is positioned for growth after two straight quarters of year-over-year revenue increases. These increases were supported by the company’s “Digital First” strategy and recent investments in new technologies and marketing tools.

“I am excited about our momentum, which underscores Neiman Marcus Group is truly unique within our industry for our ability to deliver on a personalized luxury shopping experience across channels and brands,” commented Geoffroy van Raemdonck, Chief Executive Officer of the Company. “We will continue to innovate and invest in the business to envision new ways to serve the luxury customers of today and tomorrow.”

For the second quarter, the Company reported total revenues of $1.48 billion, representing an increase of 6.2% compared to total revenues of $1.40 billion for the second quarter of fiscal year 2017. During this same period, comparable revenues increased 6.7%. Including a provisional non-cash income tax benefit of approximately $384.1 million in the second quarter of fiscal year 2018 and non-cash impairment charges of $153.8 million in the second quarter of fiscal year 2017 as described below under “Other Items”, the Company reported net earnings of $372.5 million in the second quarter of fiscal year 2018 compared to a net loss of $117.1 million in the prior year. Adjusted EBITDA, which is described on page 8 of this release, for the second quarter of fiscal year 2018 was $154.8 million compared to $126.8 million in the prior year.

For the 26 weeks ended January 27, 2018, the Company reported total revenues of $2.60 billion, representing an increase of 5.2% compared to total revenues of $2.47 billion for the same period in the prior year. During this same period, comparable revenues increased 5.6%. Including a provisional non-cash income tax benefit of approximately $384.1 million in fiscal year 2018 and non-cash impairment charges of $153.8 million in fiscal year 2017 as described below under “Other Items”, the Company reported net earnings of $346.3 million for the 26 weeks ended January 27, 2018 compared to a net loss of $140.6 million in the prior year. Adjusted EBITDA for the 26 weeks ended January 27, 2018 was $277.2 million compared to $249.7 million for the same period in the prior year. Free Cash Flow, which is described on page 9 of this release, for the 26 weeks ended January 27, 2018 was $129.7 million.

Other Items. The Company recorded a provisional non-cash income tax benefit of approximately $384.1 million in the second quarter of fiscal year 2018 due to the impact of the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017. The Company also recorded non-cash impairment charges of $153.8 million in the second quarter of fiscal year 2017 to state certain intangible and other assets, primarily related to its Neiman Marcus brand, to their estimated fair value.

Conference Call. A live webcast of the earnings conference call can be accessed through the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com on Friday, March 9, 2018 beginning at 9:00 a.m. Central Standard Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com.

Non-GAAP Financial Measures. In this press release, the Company's financial results are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, including Adjusted EBITDA. This non-GAAP financial measure is included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measure to monitor and evaluate the performance of its business and believes the presentation of this measure enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance relative to other companies in its industry.

For more information regarding the Company’s use of non-GAAP financial measures, including the definition of Adjusted EBITDA, and a reconciliation of such financial measures to net earnings (loss), a GAAP measure, see “Non-GAAP Financial Measures” on page 8 of this press release.

Forward-Looking Statements. This press release contains forward-looking statements. In many cases, forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “plan,” “predict,” “expect,” “estimate,” “intend,” “would,” “will,” “could,” “should,” “anticipate,” “believe,” “project” or “continue” or the negative thereof or other similar expressions. The forward-looking statements contained in this press release reflect the Company’s views as of the date of this press release and are based on our expectations and beliefs concerning future events, as well as currently available data as of the date of this press release. While the Company believes there is a reasonable basis for its forward-looking statements, they involve a number of risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results, performance or achievements to differ significantly from those expressed or implied in any forward-looking statement. Therefore, these statements are not guarantees of future events, results, performance or achievements and you should not rely on them. A variety of factors could cause the Company’s actual results to differ materially from the anticipated or expected results expressed in the Company’s forward-looking statements, including those factors described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. You should keep in mind that the forward-looking statements contained in this press release speak only as of the date of this press release. Except to the extent required by law, the Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS GROUP LTD LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	January 27, 2018	January 28, 2017

ASSETS
Current assets:
Cash and cash equivalents	$35,788	$48,443
Credit card receivables	42,258	37,437
Merchandise inventories	1,137,178	1,213,483
Other current assets	143,452	130,249
Total current assets	1,358,676	1,429,612

Property and equipment, net	1,557,112	1,600,816
Intangible assets, net	2,786,041	3,036,228
Goodwill	1,887,729	2,067,449
Other long-term assets	37,377	22,480
Total assets	$7,626,935	$8,156,585

LIABILITIES AND MEMBER EQUITY
Current liabilities:
Accounts payable	$283,805	$384,148
Accrued liabilities	532,081	509,629
Current portion of long-term debt	29,426	29,426
Total current liabilities	845,312	923,203

Long-term liabilities:
Revolving credit facilities	134,593	170,000
Long-term debt, net of debt issuance costs	4,437,669	4,415,911
Deferred income taxes	762,840	1,211,788
Other long-term liabilities	607,507	625,872
Total long-term liabilities	5,942,609	6,423,571

Total member equity	839,014	809,811
Total liabilities and member equity	$7,626,935	$8,156,585

NEIMAN MARCUS GROUP LTD LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Thirteen weeks ended		Twenty-six weeks ended
(in thousands)	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017

Revenues	$1,482,118	$1,395,576	$2,602,417	$2,474,683
Cost of goods sold including buying and occupancy costs	1,024,056	982,465	1,746,943	1,682,360
Selling, general and administrative expenses	322,359	307,718	617,639	584,314
Income from credit card program	(14,065)	(16,750)	(25,929)	(30,418)
Depreciation expense	53,428	57,213	108,656	114,097
Amortization of intangible assets	11,500	12,881	23,664	26,504
Amortization of favorable lease commitments	12,784	13,443	25,569	27,097
Other expenses	12,614	5,211	15,454	12,029
Impairment charges	-	153,772	-	153,772

Operating earnings (loss)	59,442	(120,377)	90,421	(95,072)

Interest expense, net	76,549	74,197	152,647	146,280

Loss before income taxes	(17,107)	(194,574)	(62,226)	(241,352)

Income tax benefit	(389,639)	(77,505)	(408,541)	(100,770)

Net earnings (loss)	$372,532	$(117,069)	$346,315	$(140,582)

NEIMAN MARCUS GROUP LTD LLC
OTHER OPERATING DATA
(UNAUDITED)
OTHER DATA:

	Thirteen weeks ended		Twenty-six weeks ended
(in millions)	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017

Capital expenditures	$41.1	$49.5	$65.8	$115.7

Rent expense	$30.9	$30.3	$59.2	$58.5

Adjusted EBITDA	$154.8	$126.8	$277.2	$249.7

NEIMAN MARCUS GROUP LTD LLC
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the Company’s financial information presented in accordance with GAAP, it uses Adjusted EBITDA and Free Cash Flow to monitor and evaluate the performance of its business and believes the presentation of these measures enhances investors’ ability to analyze trends in its business and evaluate its performance relative to other companies in its industry. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not believe are representative of the Company’s ongoing performance. The Company defines Free Cash Flow as net cash flow provided by operating activities, less capital expenditures. These financial metrics are not presentations made in accordance with GAAP.

Adjusted EBITDA and Free Cash Flow should not be considered as alternatives to operating earnings (loss) or net earnings (loss) as a measure of operating performance. In addition, Adjusted EBITDA and Free Cash Flow are not presented as and should not be considered as alternatives to cash flows as a measure of liquidity. Adjusted EBITDA and Free Cash Flow have important limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP.

These limitations include the fact that Adjusted EBITDA: (i) excludes certain tax payments that may represent a reduction in cash available to the Company; (ii) excludes certain adjustments for purchase accounting; (iii) does not reflect changes in, or cash requirements for, the Company’s working capital needs, capital expenditures or contractual commitments; (iv) does not reflect the Company’s significant interest expense; and (v) does not reflect the cash requirements necessary to service interest or principal payments on the Company’s debt. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in the Company’s industry may calculate Adjusted EBITDA or Free Cash Flow differently than it does, limiting their usefulness as comparative measures.

In calculating these financial measures, the Company makes certain adjustments that are based on assumptions and estimates that may prove inaccurate. In addition, in the future the Company may incur expenses similar to those eliminated in this presentation. The following table reconciles net earnings (loss) as reflected in the Company’s condensed consolidated statements of operations prepared in accordance with GAAP to Adjusted EBITDA (figures may not sum due to rounding):

	Thirteen weeks ended		Twenty-six weeks ended
(in millions)	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017

Net earnings (loss)	$372.5	$(117.1)	$346.3	$(140.6)
Income tax benefit	(389.6)	(77.5)	(408.5)	(100.8)
Interest expense, net	76.5	74.2	152.6	146.3
Depreciation expense	53.4	57.2	108.7	114.1
Amortization of intangible assets and favorable lease commitments	24.3	26.3	49.2	53.6
EBITDA	$137.2	$(36.8)	$248.3	$72.6

Impairment charges	-	153.8	-	153.8
Non-cash stock compensation and other long-term cash incentives	3.7	(0.9)	10.1	0.5
Incremental non-cash rent expense related to purchase accounting adjustments	2.1	2.5	4.4	5.0
Liquidation markdowns and expenses related to store closures	12.2	1.5	13.5	1.5
Expenses related to Cyber-Attack, net of insurance recoveries	-	-	1.1	-
Expenses incurred in connection with openings of new stores / remodels of existing stores	1.5	3.0	2.3	5.7
Expenses incurred in connection with strategic initiatives	1.4	1.9	1.8	8.5
MyTheresa acquisition costs	-	1.3	-	0.7
Non-cash gain related to change in vacation policy	(7.8)	-	(9.0)	-
Other expenses	4.6	0.5	4.6	1.3
Adjusted EBITDA	$154.8	$126.8	$277.2	$249.7

In the twenty-six weeks ended January 27, 2018, the Company’s Free Cash Flow of $129.7 million reconciles to (i) net cash provided by operating activities of $195.5 million, less (ii) capital expenditures of $65.8 million, in each case as reflected in the Company’s condensed consolidated statements of cash flows prepared in accordance with GAAP.

CONTACT:
Neiman Marcus Group LTD LLC
Mark Anderson, 214-757-2934
Director – Finance and
Investor Relations